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                                                                       Exhibit 5





                                 July 7, 1999


Board of Directors
Security First Technologies Corporation
3390 Peachtree Road, NE
Suite 1700
Atlanta, Georgia 30326

Gentlemen:

            We are acting as special counsel to Security First Technologies Corporation, a Delaware corporation ("S1"), in connection with its registration statement on Form S-8 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "SEC"). The Registration Statement registers 400,000 shares of S1's common stock, par value $0.01 per share, all of which shares (the "Shares") are issuable upon the exercise of options to be granted pursuant to the Security First Technologies Corporation Employee Stock Purchase Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

            For purposes of this opinion letter, we have examined copies of the following documents:

            1.          An executed copy of the Registration Statement.

            2. The Amended and Restated Certificate of Incorporation, as amended, of S1, as certified by the Secretary of S1 on the date hereof as then being complete, accurate and in effect.

            3. The Amended and Restated Bylaws of S1, as certified by the Secretary of S1 on the date hereof as then being complete, accurate and in effect.

            4. The Plan, as adopted by the Board of Directors and the shareholders of S1, as certified by the Secretary of S1 on the date hereof as then being complete, accurate and in effect.

            5. Resolutions of the Board of Directors of S1 adopted at a meeting held on April 14, 1999 and by unanimous written consent dated as of May 5, 1999, as certified by the Secretary of S1 on the date hereof as then being complete, accurate and in effect, relating to, among other things, approval of the Plan and the issuance and sale of the Shares and arrangements in connection therewith.


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Board of Directors
July 7, 1999
Page 2


            6. Resolution of the shareholders of S1 adopted at a meeting held on June 3, 1999, as certified by the Secretary of S1 on the date hereof as then being complete, accurate and in effect, relating to approval of the Plan.

            In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

            This opinion letter is based as to matters of law solely on Delaware corporate law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

            Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares in the manner and on the terms contemplated in the Plan, the Shares will be validly issued, fully paid and nonassessable.

            This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

            We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                             Very truly yours,

                             /s/ Hogan & Hartson L.L.P.

                             HOGAN & HARTSON L.L.P.